Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO IF PUBLICLY DISCLOSED.

Master Network Services Agreement

between

T-Mobile USA, Inc.,

DISH Purchasing Corporation

and

solely for the purposes of Section 13

DISH Network Corporation

dated as of

July 1, 2020

TABLE OF CONTENTS

Page

1.definitions2

2.provision of service Generally; NO INTEGRATION OF SERVICE8

3.CUSTOMER CARE.10

4.GOVERNMENT REGULATION, LAWFUL INTERCEPTS, AND 911.  10

5.FEES, PAYMENT, REPORTING, TAXES.12

6.TERM AND TERMINATION.15

7.INTELLECTUAL PROPERTY RIGHTS.16

8.CYBERSECURITY17

9.CONFIDENTIALITY.18

10.WARRANTIES; DISCLAIMER.20

11.INDEMNITIES.20

12.GENERAL PROVISIONS.22

13.Parent Guaranty.27

Annexes, Schedules, Attachments and Appendices

Annex 1	Legacy Network Services and Cross-Provisioning Terms
Schedule 1-A	Description of Services
Annex 2	T-Mobile Network Service Terms
Schedule 2-A	Description of Service
Schedule 2-B	IoT Addendum
Annex 3	Infrastructure MNO Services Terms
Annex 4	Pricing
Schedule 4-A to the Pricing Schedule	Wholesale Pricing for Plans Provisioned with Fixed High-Speed Allocation
Schedule 4-B to the Pricing Schedule	Wholesale Pricing for Retail Plans
Schedule 4-C to the Pricing Schedule	Wholesale Pricing for IoT Retail Plans

Master Network Services Agreement

This Master Network Services Agreement, dated this first day of July, 2020 (the “Effective Date”), is between T-Mobile USA, Inc. a Delaware corporation (“T-Mobile”), and DISH Purchasing Corporation, a Colorado corporation (“DISH”), and (but solely for purposes of Section 13), DISH Network Corporation, a Nevada corporation (“Parent”).  T-Mobile and DISH are referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

Recitals

WHEREAS, T-Mobile US, Inc., the parent company of T-Mobile, Sprint Corporation and Parent have entered into that certain Asset Purchase Agreement, dated as of July 26, 2019 (the “Purchase Agreement”), pursuant to which T-Mobile US, Inc. and Sprint Corporation have sold and transferred certain assets related to the Business (as defined in the Purchase Agreement) to Parent;

WHEREAS, in consideration of the Purchase Agreement, the Parties acknowledge and agree that they will work in good faith to support a transition commencing at Closing and continuing through the Term to evolve DISH’s pre-paid wireless communications services to a free standing, fully independent mobile network operator business, fully owned and administered by DISH;

WHEREAS, the Parties acknowledge and agree that such transition will include:

Legacy Network Services, which include activities involving (1) pre-Closing historic Boost/Sprint pre-paid subscribers whose contracts have been purchased by Dish Network Corporation (“Legacy Boost Subscribers”); and (2) End Users added and provisioned on DISH’s behalf by T-Mobile on the Legacy Network post-Closing; (collectively, the “Legacy Network Subscribers”);

T-Mobile Network Services, which include activities involving (1) Legacy Network Subscribers that have been migrated to the T-Mobile network; and (2) End Users added and provisioned by DISH on the T-Mobile Network post-Closing;

Infrastructure MNO Services, which include activities involving the deployment by DISH of certain network elements and the handover of End User traffic between DISH’s network elements and the T-Mobile Network; and

WHEREAS, in further consideration of the Purchase Agreement, the Parties’ ultimate objective is to facilitate DISH’s transition to operating as a fully independent facilities-based carrier;

WHEREAS, T–Mobile has the ability to provide access to wireless communications service within the Territory; and

WHEREAS, DISH desires to purchase and distribute wireless communications service to end user customers through the use of the Legacy Network and the T–Mobile Network within the Territory in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, including the acquisition of the Business by DISH and the other terms of the Purchase Agreement and Ancillary Agreements as connected terms to the terms of this Agreement, the Parties, intending to be legally bound, agree as follows:

Agreement

1.	definitions
1.1	“Activations Footprint” has the meaning given in the applicable Annex.
1.2	“Affiliate” means, with respect to a Person, any Person that, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means direct or indirect ownership of more than 50% of the shares or other equity interests of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). An entity will be considered an Affiliate only for so long as such ownership or control exists.
1.3	“Agreement” means this Agreement and all schedules, addenda, exhibits, annexes, appendices and attachments, all of which may be amended from time to time in accordance with this Agreement.
1.4	[***]
1.5	“API” means an electronic application programming interface.
1.6	“AT&T” means AT&T Inc. and its subsidiaries and controlled Affiliates.
1.7	“Billing Cycle” means the monthly billing cycle for Service usage as established and billed to DISH by T-Mobile.
1.8	“CALEA” means Communications Assistance for Law Enforcement Act.
1.9	“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests or other equity interests, whether common or preferred.
1.10	“CDMA” means code division multiple access wireless network technology.
1.11	“Change of Control” is defined in Section 12.8.
1.12	[***]
1.13	“Closing” has the meaning given in the Purchase Agreement.
1.14	“Collected Taxes” has the meaning given in Section 5.5(e).
1.15	[***]
1.16	“Confidential Information” is defined in Section 9.1.
1.17	“CPNI” means Customer Proprietary Network Information (as such term is defined in 47 U.S.C. Section 222(h)(1), as such provision may be amended at any time and from time to time).
1.18	“Customer” means a Person who directly or indirectly purchases services of the same or substantially the same type as the Service from T-Mobile. Customer does not include Persons who purchase Service from DISH or its Distribution Partners or End Users, or from Customers of T-Mobile (e.g., other mobile virtual network operators) under such Customers’ terms of service.

1.19	“Device” means a single unit of radio telephone equipment having a unique IMEI (including the associated SIM Card) for use in connection with its own Number which includes operating system and other software, and which is technically and operationally compatible with the applicable Facilities under Annex 1, Annex 2 or Annex 3, as the case may be.
1.20	“DISH Facilities” means the DISH RAN and DISH core network.
1.21	“Distribution Partner” has the meaning given in Section 2.3(a).
1.22	“Domestic Long Distance” means a communication from a Device with an assigned Number associated to one local access and transport area (“LATA”) to a telephone number associated with another LATA.
1.23	“Effective Date” has the meaning set forth in the Preamble.
1.24	“End User” means a Person who obtains Service directly or indirectly, but only as expressly permitted by this Agreement, from DISH under DISH’s terms of service..
1.25	“End User Personal Data” means any and all information relating to any DISH End User to which T-Mobile has access solely by virtue of (a) providing the Service under this Agreement or (b) acquiring such information pursuant to the Purchase Agreement, including, without limitation: (i) the IMEI, MSISDN, Number, names, addresses, email addresses, internet protocol addresses, other identifying information and/or other non-public information of any DISH End User; (ii) the fact that an individual is or was a DISH End User; (iii) CPNI; (iv) activation and suspension of service histories, service choices and preferences; and (v) other comparable information in each case related to any DISH End User’s use of the Service. For clarity, End User Personal Data is the sole Confidential Information of DISH.
1.26	“Equipment” means all or any portion of the equipment, software, technology, handsets, accessories, Devices, or other materials or equipment used by DISH in its business operation or by End Users in their use of Service.
1.27	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.28	“Facilities” means the communications switching equipment and cell site transceiver equipment owned, operated, maintained, expanded, modified or replaced by T–Mobile or any of its wholly-owned subsidiaries to render Service or wireless communications services of the same or similar type as the Service to DISH, Customers, and End Users in the Territory.
1.29	“FCC” means the Federal Communications Commission.
1.30	“Financial Investor” means a non-strategic financial investor such as a retirement fund, a pension fund, exchange traded fund, sovereign wealth fund, or private equity fund.
1.31	“Gigabyte” or “GB” means 1,073,741,824 bytes.
1.32	“Governmental Authority” means any supra-national, or United States or foreign, national, federal, state, regional, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof) or any quasi-governmental authority, regulatory or administrative body or other private body exercising any legislative, judicial, regulatory, taxing, importing, self-regulatory or other governmental or quasi-governmental authority.

1.33	“Governmental Order” means any decision, ruling, order, requirement, writ, injunction, decree, stipulation, determination, award, binding agreement or judgment issued or entered by or with any Governmental Authority.
1.34	“IMEI” means International Mobile Equipment Identity, the unique permanently assigned identification number installed in each Device when it is manufactured.
1.35	“Indemnified Parties” has the meaning given in Section 11.1.
1.36	“Indemnifying Party” has the meaning given in Section 11.1.
1.37	“Intellectual Property Rights” means all intellectual property rights throughout the world, whether existing under intellectual property, unfair competition or trade secret laws, or under statute or at common law or equity, including but not limited to: (i) copyrights, trade secrets, Marks, patents, inventions, “moral rights,” mask works, rights of personality, publicity or privacy, and any other intellectual property and proprietary rights; (ii) any application or right to apply for any of the rights referred to in this clause; and (iii) any and all renewals, extensions and restorations thereof, now or hereafter in force and effect.
1.38	“International Long Distance” means a communication between a Device with an assigned Number in the Territory to a telephone number assigned to a location outside of the Territory.
1.39“Invalidated Evidence” has the meaning given in Section 5.5(c).
1.40	“Invoice” means any invoice issued in accordance with Section 5.4(a).
1.41	“Kilobyte” or “KB” means 1,024 bytes. All Kilobytes under this Agreement will be rounded to the nearest whole Kilobyte. For example, 32.5 Kilobytes will be counted as 33 Kilobytes under this Agreement.
1.42	“Laws” mean United States federal, state or local, foreign, multinational or other law (including common law), statute, rule, ordinance, regulation or Governmental Order of any Governmental Authority.
1.43	“Legacy Network” means the Sprint CDMA & LTE network on which Boost/Sprint pre-paid subscribers receive service as owned and operated by Sprint at the time of the consummation of the Business Combination Agreement, dated as of April 29, 2018, and as such network is modified and maintained by T-Mobile from time to time thereafter.
1.44	“Legacy Network Services” means the Service that T-Mobile will provide under Annex 1.
1.45	“Legacy Network Services Phase” means the period commencing on the Effective Date and ending on the last day of the term under the Transition Services Agreement.
1.46	“Legacy Systems” means the information technology systems generally used by T-Mobile to provide provisioning and billing services to DISH in connection with activities on the Legacy Network.
1.47	“Local Calling Area” means the geographic area which includes the areas within a Rate Center (i) where T-Mobile actively manages Local Numbers (“T-Mobile Rate Center”), and (ii) from which a local exchange carrier offers at least one local calling plan to a T-Mobile Rate Center.

1.48	“Local Number” means a Number that T-Mobile provides to DISH, to which Number a local exchange carrier provides at least one local calling plan from the zip code submitted to T-Mobile by DISH as part of DISH’s request to activate Service to a SIM Card.
1.49	“LTE” means Long Term Evolution mobile communication standard of format (as defined in the applicable 3rd Generation Partnership Project (“3GPP”) standards) as the same may be modified, updated or amended from time to time.
1.50	“Marks” means trademarks, service marks, logos, designs, icons, slogans, trade dress, sounds, colors, company names, trade names, fictitious or assumed business names, top-level domains, social networking names or “handles”, or other source identifying devices
1.51	“Megabyte” or “MB” means 1,024 Kilobytes.
1.52	“MMS” means a multi-media message service message that may include graphic, audio or video in addition to text.
1.53	“MMSC” means a mobile messaging service center operated by or for T-Mobile that manages the distribution of MMS to End Users.
1.54	“MNO Service” means the Service made available to DISH pursuant to Annex 3.
1.55	“MSISDN” means the Mobile Subscriber Integrated Services Digital Network Number uniquely identifying a SIM Card.
1.56	“Number” means the ten digit telephone number (Numbering Plan Area/Numbering Plan Exchange) assigned by T-Mobile to a SIM Card used to provide access to Service.
1.57	“Parent Entity” means, with respect to any Person, any other Person that, directly or indirectly, holds more than 50% of the Voting Power of such first Person.
1.58	“Permitted Owner” means any Person who is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the Voting Power, provided that such Person is: (a) the Principal; (b) any Financial Investor; or (c) [***].
1.59	“Person” means any individual, subsidiary, corporation, limited liability company, partnership, co-partnership, firm, joint venture, association, joint stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.
1.60	“Personnel” has the meaning given in Section 2.3(b).
1.61	“PTCRB” means PCS Type Certification Review Board.
1.62	“Premium Customers” means Customers who purchase T-Mobile’s then-current premium or primary prepaid retail offering (on the T-Mobile Network, such offering is currently the Metro offering).
1.63	“Principal” means, collectively, (a) Charles W. Ergen, (b) the spouse and each immediate family member of the person named in clause (a), and (c) each trust, corporation, partnership or other entity (an “Other Entity”) of which a person or persons described in clause (a) or (b) directly or indirectly holds at least 80% Voting Power or beneficial interest, if all other Voting Power and beneficial interest in such Other Entity (i) is connected to estate planning activities, (ii) was not purchased by and is not held by any third-party investor in any Parent Entity or Party holding the

Wireless Communications Business (excluding for the purpose of this clause (ii) common equity of Dish Network Corporation representing less than 5% of the outstanding Capital Stock of Dish Network Corporation) and (iii) does not convey pass-through Voting Power in respect of any Capital Stock of any other Person that is directly or indirectly owned by such Other Entity.
1.64	“Proceeding” has the meaning given in Section 12.18.
1.65	“Purchase Agreement” has the meaning assigned to such term in the Recitals.
1.66	“Quarter” means a calendar quarter or, to the extent the context requires, a portion thereof.
1.67	“Rate Center” means a geographic area that is used by a local exchange carrier to set rate boundaries for billing and for issuing Numbers.
1.68	“Representatives” mean, with respect to a Party, such Party’s Affiliates and its and their respective directors, officers, employees, agents and advisors.
1.69	“Restricted Owner” means:
(a)	on or prior to the last day of the thirty-sixth (36th) month of the Term (the “Transition Date”), any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act), other than a Permitted Owner or a Financial Investor; and
1.70	on the earlier of: (i) the Transition Date, or (ii) [***], any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act) that is any of: (x) AT&T Inc. or Verizon Wireless or their respective successors, (y) any of [***] or their respective successors (“Cable Companies”), unless any Cable Company, prior to becoming a Restricted Owner, has entered into a mutually beneficial reciprocal facility sharing arrangement regarding broadband with T-Mobile as a condition precedent or (z) any Person (including any Cable Company), other than a Financial Investor, unless, prior to becoming a Restricted Owner, such Person has entered into a network usage agreement with T-Mobile, as a condition precedent, which prevents such Person from (A) [***], (B) [***], and (C) [***]. Any disputes arising from the negotiation of such a network usage agreement, reciprocal facility sharing arrangement, or any term in this section shall be resolved by the Antitrust Division of the United States Department of Justice in its sole discretion, provided such discretion shall be exercised in a reasonable manner.
(a)	A Permitted Owner or a Financial Investor shall not be a Restricted Owner, notwithstanding anything to the contrary in this Agreement.
1.71	“Roaming” means the service provided to a Customer or to DISH and its End Users via communications switching equipment or cell site transceiver equipment that is operated by a Person other than T-Mobile or its wholly owned subsidiaries, and with whom T-Mobile has an agreement to provide such services to Customers.
1.72	“Roaming Carriers” means Persons with whom T-Mobile has agreements for the provision of Roaming to Customers.
1.73	“Service” means the “Service” as defined in Annex 1, Annex 2 and/or Annex 3, as applicable.
1.74	“Service Transaction Gateway” means an API between T-Mobile and DISH through which DISH may view and perform transactions related to End Users’ SIM Cards.
1.75	“SIM Card” means Subscriber Identity Module card.

1.76	“SMS” means a short message service text message with up to 160 characters of 7-bit ASCII text or 140 bytes of data sent from (i.e., SMS-Mobile Originated (“SMS MO”)) or to (i.e., SMS-Mobile Terminated (“SMS MT”)) an End User’s Device.
1.77	“Taxes and Fees” has the meaning given in Section 5.5(a).
1.78	“Territory” or “Territories” means the United States of America (including the U.S. Virgin Islands and Puerto Rico).
1.79	“T-Mobile Network” means the wireless network generally accessible to Customers and to DISH and its End Users (i.e., currently LTE), and including future updates, improvements or releases to such network technologies (“Updates”; for clarity, upon deployment, 5G and 6G are Updates; provided, however that Updates to the T-Mobile Network for purposes of IoT Service are only as described in the IoT Addendum), including the Facilities that are operated by T-Mobile or any of its wholly-owned subsidiaries, and any successor networks to the T-Mobile Network that are operated by T-Mobile to provide the Service as contemplated by Section 2 or, subject to the express terms of this Agreement, wireless communications services of the same or similar type as the Service. The T-Mobile Network does not include the Legacy Network or any facilities operated by roaming carriers or by any entity that is not T-Mobile or a T-Mobile wholly-owned subsidiary.
1.80	“T-Mobile Network Service” means the Service that T-Mobile will provide under Annex 2.
1.81	“T-Mobile Terms and Conditions” means the T-Mobile Terms and Conditions located at www.T-Mobile.com, as updated by T-Mobile from time to time.
1.82	“Transaction” means any transaction or series of transactions (whether by way of acquisition, merger, consolidation, share exchange, business combination, recapitalization or reorganization, or other transaction or series of transactions).
1.83	“Transition Services Agreement” has the meaning given in the Purchase Agreement.
1.84	“Verizon” means Verizon Communications Inc. and its subsidiaries and controlled Affiliates.
1.85	“Voting Power” means the voting power of the shares of Capital Stock entitled to vote (including the voting power of any shares of Capital Stock or convertible or voting indebtedness that, subject to the occurrence of any contingency, exercise or conversion, would be entitled to vote, assuming the occurrence of such contingency, exercise or conversion) in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) who control the management and decision-making authority and policies of a Person.
1.86	“Wireless Communications Business” means the wireless customers, brands, network access rights and other wireless terrestrial telecommunications assets of DISH and its Affiliates, taken as a whole; provided that “Wireless Communications Business” shall exclude (x) all wireless terrestrial spectrum licenses and (y) interests in entities in which (i) all or substantially all of the wireless terrestrial spectrum licenses are held and (ii) no wireless customers, brands, network access rights or other wireless terrestrial telecommunications assets are held. For avoidance of doubt, the term “wireless customers” does not include any pay-TV direct broadcast satellite or over-the-top internet video customers.

2.	provision of service Generally; NO INTEGRATION OF SERVICE
2.1	Subject to the terms and conditions of this Agreement, T-Mobile will provide to DISH:
(a)	Legacy Network Services under Annex 1 (Legacy Network Services) during the Legacy Network Service Phase;
(b)	the T-Mobile Network Service under Annex 2 (T-Mobile Network Service); and
(c)	The MNO Service under Annex 3 (Infrastructure MNO Services).
2.2	[***]. Effective as of the Effective Date and thereafter throughout the Term, DISH may enter into one or more agreements with third parties that allow [***]. Subject to the limitations set forth in this Section 2.2 and the restrictions in the Transition Services Agreement, DISH will have the right to offer differentiated pricing, products and services (including post-paid services) and features under such brands as it may elect in conjunction with the Service. This Agreement is not exclusive for T-Mobile, and T-Mobile may engage other dealers, agents, and other Representatives and T-Mobile and others may directly compete with DISH in the Territory and elsewhere.
2.3	DISH’s Sale of Service.
(a)	Distribution Partners. DISH may, in the ordinary course of its business and subject to Section 2.4, use agents, retailers, distributors and dealers to directly or indirectly market, sell and solicit orders for the Service under brands owned by DISH or its wholly owned affiliates to End Users, provided that the End Users’ Service contract and relationship is with DISH or its wholly owned affiliates (“Distribution Partners”). DISH is fully responsible for all acts and omissions of its Distribution Partners and will require that Distribution Partners adhere to all terms and conditions of this Agreement. Acts or omissions of any Distribution Partner will be deemed acts or omissions of DISH for purposes of determining whether there has been a breach of this Agreement.
(b)	Personnel. DISH is fully responsible for all acts and omissions of its employees and contractors (collectively, “Personnel”) and will require that Personnel adhere to all terms and conditions of this Agreement. Any breach by any Personnel (acting in their capacity as such) of the terms of this Agreement applicable to DISH including its Personnel (in their capacity as such) will be considered a breach by DISH.
2.4	Branding and Resale Restriction. DISH and its wholly owned affiliates may sell or distribute the Service, and will allow Distribution Partners to sell or distribute the Service (as further described in Section 2.3), [***]. DISH and its wholly owned affiliates may sell or distribute the Service in a bundle with any other party’s service so long as [***]. DISH will make all pricing decisions, control End User Personal Data, and control all billing processes [***]; provided that such services may be provided in part or whole by T-Mobile under the direction of DISH pursuant to the Transition Services Agreement. Subject to the rights expressly granted in the previous sentence, DISH and its Distribution Partners may not wholesale, sub-distribute or resell the Service or any component thereof to [***]. Without limiting the foregoing, DISH may not sell or provide access to the Service to any Person for the purpose of that Person re-selling or using the Service under such Person’s own brand or pursuant to a Service contract between the end user and any Person other than DISH. DISH and its Distribution Partners may not sell or distribute the Service to End Users for an End User’s resale or further commercial distribution of the Service. Notwithstanding anything to the contrary set forth herein, in no event shall [***].

2.5	Customer Service and Communications. Unless DISH is required by applicable Laws, DISH will not use any T-Mobile Mark or T-Mobile’s name in its End User materials, including but not limited to DISH’s packaging, marketing, and promotional materials, coverage maps, End User contracts, SIM Cards, Devices, the handset display, point of sale materials, or any other products, services, materials, publicity or other communications without T-Mobile’s prior written consent, which T-Mobile may withhold in its sole discretion. “T-Mobile Mark” means any T-Mobile name, tradename, mark, trademark, service mark, trade dress (including color), brand, and logo. DISH will not, directly or indirectly, [***]. T-Mobile will enable DISH to port Numbers off of the T-Mobile Network. DISH will not indicate in its End User agreements that an End User may acquire a proprietary interest in any Number assigned to it, unless required by applicable law, and then only to the extent so required.
3.	CUSTOMER CARE.
3.1	Customer Care. DISH will provide all customer service to its End Users, including without limitation issues related to (a) the issuance, sale, adjustment, modification, addition, replenishment, or recharge of any Service, (b) End User requests, (c) Devices, and (d) standard account maintenance. DISH is responsible for the development of the required training materials and tools to educate customer service resources. DISH may not provide or disclose T-Mobile’s customer care number to any Person other than an Affiliate for purposes consistent with this Agreement. T-Mobile has no obligation to provide customer care tools to DISH under this Agreement, but, if T-Mobile does, DISH will not provide access to the customer care tools directly to End Users. Each Party will provide to the other contact information for escalation of customer care support between T-Mobile and DISH.
3.2	Scope. T-Mobile customer care representatives will use commercially reasonable efforts to address and respond to DISH representatives that raise End User issues relating to advanced provisioning, advanced voicemail and troubleshooting with respect to T-Mobile’s network infrastructure. For all other issues, DISH will only use the customer support tools provided by T-Mobile for submitting such issues to T-Mobile.
4.	GOVERNMENT REGULATION, LAWFUL INTERCEPTS, AND 911.
4.1	Compliance with Laws and Regulations.
(a)	Each Party represents, warrants, and covenants that, with respect to its activities in furtherance of or in connection with provision or use of the Service under this Agreement, it will:
(i)	comply in all material respects with all applicable Laws including, but not limited to, all electronic surveillance Laws, Laws relating to personal identifiable information, privacy Laws, any and all state public utility commission registrations, Taxes and Fees, CALEA and implementing rules, the Communications Act of 1934, as amended, international long distance (i.e., “Section 214 authority”), and the FCC implementing rules and orders (e.g., CPNI) rules, compliance programs, certifications and filings, and
(ii)	not negligently cause the other Party to be in material violation of any applicable Laws.
(b)	DISH is solely responsible for, and accordingly is solely liable for, all Numbers, including ensuring that all Numbers are assigned, used and disconnected in accordance with all applicable Laws and industry numbering resource guidelines. With respect to Numbers that T-Mobile makes available to DISH, until such time as DISH is providing services to end users pursuant to Annex 3, T-Mobile will remain the “Primary Carrier” and DISH will remain the “Intermediate Non-Carrier Entity” as defined by the regulations of the Federal Communications Commission. The Parties shall agree to modifications to this Agreement that are reasonably necessary to comply with any change in Laws related to its practices. Each Party must store all of its subscriber information (including without limitation call transactional data, call associated data, call identifying data, subscriber information and subscriber billing records (and including End User Personal Data with respect to DISH) in the United States. Each Party may not provide, authorize, or allow any third party (including Affiliates) to provide any subscriber information to any non-United States government except as required by applicable non-United States law and permitted by applicable Law. Each Party will ensure that any and all subscriber information is not and will not be subject to any mandatory foreign destruction laws.
4.2	Subpoenas. DISH will comply with lawful process. DISH and T-Mobile will cooperate in good faith in responding to lawful process in connection with provision or use of the Service under this Agreement. T-Mobile is authorized to act on behalf of DISH in responding to lawful process regarding call-related information within its custody or control. T-Mobile will only be responsible for responding to lawful process with respect to call-related information to the extent within its custody and control (i.e., DISH does not have the information). DISH is responsible for responding to all subpoenas for information beyond T-Mobile’s obligation set forth in the preceding sentence. DISH will give T-Mobile a toll-free telephone contact number that will be available at all times (24/7/365) to which T-Mobile may refer subpoena requests for End User information and call-related information that T-Mobile does not have.
4.3	Lawful Intercepts. Each Party agrees to cooperate with the other regarding government requests for lawful intercepts of an End User pursuant to a valid court order. T-Mobile shall provide a lawful intercept compliance solution for the Service that satisfies the lawful intercept capability and capacity obligations of T-Mobile and DISH under CALEA. T-Mobile may set, and DISH will communicate to the applicable Governmental Authority, a commercially reasonable fee for the purpose of recovering the costs of an intercept (“Intercept Fee”), provided that in any event T-Mobile shall comply with CALEA for the Service if required by Law. T-Mobile has the right to directly bill the Governmental Authority seeking the lawful intercept for the Intercept Fee. DISH is not entitled to any portion of the Intercept Fee. T-Mobile is authorized to act on behalf of DISH in responding to requests for lawful intercepts with regard to End Users, provided that T-Mobile provides prior written notice of such lawful intercepts as permitted by applicable Law.
4.4	911 Calls. T-Mobile will reply to requests from 911 calling centers relating to End Users in substantially the same manner as it does for calls relating to its own subscribers, and will provide calling and location information, to the extent that it is available to T-Mobile, consistent with its internal practices relating to 911 calls. T-Mobile is hereby authorized to act on behalf of DISH in responding to 911 public safety answering points with regard to End Users. DISH understands and agrees that 911 calls while Roaming may be handled by the Roaming Carrier. This Section 4.4 does not apply in connection with the Service provided under Annex 3.
4.5	Targeting and Use of End User Personal Data. During and after the Term, [***].
5.	FEES, PAYMENT, REPORTING, TAXES.
5.1	Payment Obligations. As more fully described in this Section 5, DISH is solely responsible for the payment of all fees, charges and other amounts as set forth in this Agreement including, but not limited to, all Service access and usage with respect to any Service including without limitation all amounts related to Fraudulent Usage (as defined in the applicable Annex).
5.2	Schedule of Service Rates, Charges, Fees and Other Amounts. In consideration for the Service to be provided in this Agreement, DISH will pay T-Mobile the amounts for Service set forth in Annex 4 (Pricing) of this Agreement.
5.3	Calculation for Service. T-Mobile will calculate the volume of Service used by End Users in accordance with the applicable procedures set forth in Annex 4.
5.4	Invoice and Billing.
(a)	Invoice.
(i)	Within 30 days after the end of each Billing Cycle, T-Mobile will provide DISH with a summary invoice (the “Invoice”) of the charges, fees, deposits, and other amounts owed to T-Mobile, except that any delay on the part of T-Mobile in sending out any Invoice will not relieve DISH of the obligation to pay the amounts reflected in the Invoice when received. DISH will pay T-Mobile the amounts set forth in each Invoice within 60 days after the date of receipt of the electronic Invoice. T-Mobile represents that as of the Effective Date, it does not provide any other mobile virtual network operator Customer payment terms that are longer than the foregoing. [***]. Nothing in this Agreement will affect T-Mobile's right to amend, modify, change or otherwise update its Billing Cycle or billing systems.
(b)	Disputes. DISH must notify T-Mobile of any disputed Invoice amounts within 30 days after receipt of the Invoice, and the Parties will work in good faith to expeditiously resolve any dispute. Regardless of any notations that may accompany any payment, T-Mobile’s acceptance of any payment will not be deemed a waiver of any disputed amounts or Invoices. If there is a dispute over any Invoice, DISH will nevertheless promptly remit to T-Mobile the full amount of the Invoice. DISH expressly acknowledges that some charges incurred in a Billing Cycle may not appear on the Invoice for the Billing Cycle and that the charges will appear on subsequent Invoices. DISH is responsible for payment of any and all charges that are delayed or appear on any subsequent Invoice(s) for fees incurred within 180 days before the Invoice date. [***].
5.5	Taxes and Governmental Fees.
(a)	T-Mobile: (i) will [***]. Notwithstanding anything to the contrary contained in this Agreement, [***].
(b)	DISH, in its sole discretion, will utilize the best information available to it to determine the correct situs for Taxes and Fees applicable to Service purchased by DISH under this Agreement.
(c)	T-Mobile and DISH agree and acknowledge that, under this Agreement, DISH is purchasing Service for resale to DISH’s End Users and that DISH has an obligation to ensure that any necessary resale certificate is valid and has been provided to T-Mobile. Any resale certificate provided will only apply to Taxes and Fees incurred after the date T-Mobile receives the certificate. If the certificate is later found to be invalid by a governmental entity (“Invalidated Evidence”) where the certificate was used to avoid the payment of any Taxes and Fees by DISH, then DISH is responsible for, and will promptly remit to T-Mobile or the applicable governmental entity, all tax, interest and penalties levied or imposed upon T-Mobile due to the Invalidated Evidence. If (i) DISH does not provide or maintain a valid certificate, or (ii) a certificate is not applicable in a particular jurisdiction, T-Mobile may invoice DISH and DISH will remit, all taxes applicable in that jurisdiction with respect to the transactions or payments contemplated under this Agreement. DISH agrees that it will provide any governmental forms or documentation that T-Mobile may require to satisfy its federal, state or local governmental reporting requirements.
(d)If DISH believes it is exempt from any tax, regulatory fee, or charge for any reason other than on the basis of a resale exemption, DISH will provide T-Mobile with appropriate documentation evidencing the claimed exemption and T-Mobile will exempt DISH to the extent that T-Mobile is satisfied in its reasonable discretion that the exemption is in accordance with applicable law.  T-Mobile will provide an explanation of the computation of Taxes and Fees due from DISH promptly after DISH’s request. If T-Mobile becomes aware that any Taxes and Fees were incorrectly or erroneously collected from DISH, upon confirmation of the amount and period involved and subject to an open statute of limitations, T-Mobile will notify DISH and will promptly refund or credit DISH the incorrectly or erroneously collected Taxes and Fees.  T-Mobile and DISH will work cooperatively to take reasonable steps to minimize Taxes and Fees in accordance with all relevant laws, regulations and judicial decisions.
(e)DISH is also responsible for determining, billing and remitting the [***].
(f)	All payments made by DISH under this Agreement will be made without any deduction or withholding for or on account of any taxes or regulatory charges or fees imposed by any taxing or Governmental Authority of any country or state unless DISH is or was required by Law to make any such deduction or withholding.
5.6	Audits
(a)	T-Mobile may cause an independent third party auditor selected by DISH and reasonably acceptable to T-Mobile (an “Auditor”) to audit the books, and records of T-Mobile to the extent necessary to determine T-Mobile’s compliance with this Agreement with respect to the amounts paid or payable pursuant to Annex 4. The Parties agree that the “big four” accounting firms will be reasonably acceptable to T-Mobile. DISH shall have the right to cause an Auditor to audit the books and records of T-Mobile once in any twelve-month period during the period that T-Mobile is obligated to provide the Service. DISH shall also have the right to cause an Auditor to audit the books and records of T-Mobile pertaining to the Service within twelve months after the final payment is made by DISH to T-Mobile pursuant to this Agreement.
(b)	Any audit shall be conducted during regular business hours and in a manner that complies with the building and security requirements of T-Mobile. Such audits shall not interfere unreasonably with the operations of T-Mobile. DISH shall provide notice to T-Mobile not less than 30 calendar days prior to the commencement of the audit and shall specify the date on which the audit will commence. DISH shall pay the costs of conducting such audit, including the reasonable out-of-pocket costs of T-Mobile and its Affiliates for cooperating with such audit, unless the results of an audit reasonably indicate an overpayment by DISH of 5% or more, in which case T-Mobile shall pay the reasonable out-of-pocket costs of DISH up to the amount of the overpayment. If an audit reveals that DISH has overpaid T-Mobile by any amounts, T-Mobile shall pay to DISH the amount of such overpayment, without set-off or deduction. If an audit reveals that DISH has underpaid T-Mobile by any amounts, DISH shall pay to T-Mobile the amount of such underpayment, without set-off or deduction.
(c)	Prior to any audit conducted pursuant to this Section 5.6, DISH shall cause the Auditor to enter into an agreement reasonably acceptable to T-Mobile that prohibits the Auditor from disclosing certain specified information in the books and records to DISH or any of its Affiliates or any of its or their Representatives other than in summary form and other than as may be reasonably required to provide DISH with information necessary to demonstrate the amount of any underpayment or overpayment. T-Mobile shall be named an intended third party beneficiary of such agreement with a right to directly enforce its terms.
5.7	[***]. T-Mobile represents and warrants that, as of the Effective Date, [***].
6.	TERM AND TERMINATION.
6.1	Term. Subject to the rights of termination set forth in this Section 6 and in Section 12.3, and to the terms of Section 12.8, the term of this Agreement will begin on the Effective Date and will continue until the seventh anniversary of the Effective Date (the “Term”).
6.2	Termination for Cause.
(a)	Upon 30 days prior written notice to the other Party, a Party may terminate this Agreement for cause upon Default by the other Party as specified in this Section 6.2(a), provided that such other Party has not cured (or commenced to cure with respect to Defaults that are not reasonably capable of cure within 30 days, in which case the Default must be cured within 15 more days for a total of 45 days) the Default during the 30 or 45 day period, whichever is applicable, after the date of the notice. “Default” means and includes each of the following under this Agreement:
(i)	the material violation or breach of any FCC rule or regulation in connection with the Service, which violation or breach has a material adverse effect on the non-breaching Party; or
(ii)	the material violation or breach of any other Law or other requirement of a governmental entity in connection with the Service, which violation or breach has a material adverse effect on the other Party.
(b)	Suspension Default. T-Mobile may suspend DISH’s access to the Service Transaction Gateway to [***] (provided that DISH may continue to access the Service Transaction Gateway to support [***]) and T-Mobile may [***] in the event there is a Suspension Default by DISH that has not been cured within [***] days from the date of the Suspension Default, where a “Suspension Default” means a [***]. T-Mobile may suspend DISH’s access to the Service Transaction Gateway [***]. Once the Suspension Default or [***] has been cured, T-Mobile will restore any previously suspended access to the Service Transaction Gateway.
6.3	Termination Upon Mutual Agreement. The Parties may agree by mutual written agreement to terminate this Agreement.
6.4	Survival of Obligations. The following sections will survive any termination or expiration of this Agreement: Sections 1, 5.5, 5.6, 6.4, 6.5, 7, 9, 10, 11, 12 and 13. Termination or expiration of this

Agreement will not release either Party from any liability that has already accrued to the other Party at the time of termination or expiration or that thereafter may accrue with respect to any act or omission prior to termination or expiration, or from any obligation that is stated in this Agreement to survive termination or expiration.
6.5	Post Termination/Expiration Obligations. Upon termination or expiration of the Agreement for any reason:
(a)	DISH will promptly cease production of any new promotional materials and marketing campaigns related solely to the Service;
(b)	DISH will promptly discontinue the activation of new End Users; provided that all activations of End Users that occur within five business days following the termination or expiration date will be deemed to have occurred prior to such termination or expiration; and
(c)	DISH will remain solely responsible for its obligations to Distribution Partners and End Users and for all charges incurred by DISH or its End Users for the Service, including any charges incurred after the date of expiration or termination.
(d)	Except for T-Mobile’s termination of this Agreement for cause pursuant to Section 6.2, in which case T-Mobile is not obligated to provide any post termination assistance, upon expiration or termination of this Agreement, unless DISH has provided T-Mobile written notice that it intends to exit and discontinue its operations at least 180 days before the end of the Term, it will be assumed by both Parties that DISH will continue its operations for its existing End Users at such time, and T-Mobile and DISH will cooperate solely as necessary to enable existing End Users to continue the Service (including the ability for such existing End Users to purchase additional Service) with minimal disruption. DISH is solely responsible for compliance with any and all federal, state, and local regulatory compliance obligations Laws relating to notices of cessation or suspension of Service to End Users.
7.	INTELLECTUAL PROPERTY RIGHTS.
7.1	Ownership of Equipment and Service. DISH acknowledges that the Facilities and Service involve valuable Intellectual Property Rights of T-Mobile and its licensors. As between DISH and T-Mobile, T-Mobile retains all right, title, and interest in and to the Facilities and the Service, and no title to or ownership of any Intellectual Property Rights associated with any Facilities or Service are transferred to DISH or any End User under this Agreement.
7.2	Protection of T-Mobile Rights. DISH will promptly notify T-Mobile of any infringement, misappropriation, or violation of any Intellectual Property Rights of T-Mobile or the licensor) of the T-Mobile Mark that comes to DISH's attention and that is related to performance under this Agreement. Nothing set forth herein may be construed as a license from T-Mobile to use any T-Mobile Intellectual Property Rights, including but not limited to T-Mobile Marks, to DISH or any Distribution Partner. DISH will not and DISH will ensure that its Distribution Partners will not adopt or use any Marks that are identical or confusingly similar to T-Mobile Marks in connection with activities under this Agreement. DISH will not and DISH will use commercially reasonable efforts to ensure that its Distribution Partners will not infringe or violate any Intellectual Property Rights of T-Mobile in connection with activities under this Agreement, and will use its commercially reasonable efforts to preserve and protect T-Mobile's and its licensor's interest (with respect to the T-Mobile Mark) in their respective Intellectual Property Rights. In the event of any infringement, misappropriation or violation by or resulting from the activities of DISH or any of its officers, employees, agents, Distribution Partners, contractors, End Users, or Representatives, DISH will promptly report the infringement, misappropriation, or violation to T-Mobile and T-Mobile will take all steps T-Mobile deems reasonably necessary to terminate the infringement, misappropriation or violation. T-Mobile or its designee will have exclusive control over the prosecution and settlement of any legal Proceeding to enforce, to recover damages on account of any infringement, misappropriation or violation, and to defend any of its or its licensor's Intellectual Property Rights. Without limiting the generality of the foregoing, DISH will: (a) provide such assistance related to the Proceeding as T-Mobile may reasonably request; and (b) reasonably assist T-Mobile in enforcing any settlement or order made in connection with the Proceeding; provided that T-Mobile will reimburse the expenses reasonably incurred by DISH to provide the assistance in accordance with T-Mobile's requests for the assistance.
8.	CYBERSECURITY
8.1	Vulnerability Management. In T-Mobile’s performance of the Services, T-Mobile will employ industry standard tools and practices to identify and remediate vulnerabilities or weaknesses in the Facilities or the T-Mobile network software. T-Mobile will provide or cause to be provided documentation of T-Mobile’s patch management program(s) and update process(es), which will include such T-Mobile: (i) method(s) or recommendation(s) for how the integrity of a patch is to be validated by DISH and (ii) approach(es) and capability or capabilities to remediate newly reported zero-day vulnerabilities. T-Mobile will make commercially reasonable efforts to ensure that any software incorporated into, or intended to be incorporated into, the Service includes all known available updates and all known available patches for the remediation of any and all known vulnerabilities or weaknesses; provided that with respect to remediation of vulnerabilities and weaknesses: (a) at the time of delivery T-Mobile will make commercially reasonable efforts to ensure that such software includes all available updates and patches for the remediation of all then known critical and high priority vulnerabilities and weaknesses with such remediation subject to approval by DISH and (b) T-Mobile will make commercially reasonable efforts to provide a report on all then known vulnerabilities and weaknesses and a plan for prioritization and remediation thereof with such remediation subject to approval by DISH.
8.2	Software Logs. T-Mobile will make commercially reasonable efforts to maintain, at all times during which the Service is provided, accurate and complete logs of all software updates and software versions and software releases related to any software required for DISH or any End User to receive the Service. Such logs will be available for audit by DISH upon request, and T-Mobile will make such logs available as soon as reasonably practicable. In the event that such logs do not provide sufficient information or detail for any purposes related to DISH’s cybersecurity audits, T-Mobile will cooperate and provide such further relevant information as reasonably requested by DISH and will permit a third party designated by DISH, to inspect T-Mobile’s records related to any such software.
8.3	Inappropriate Data Collection. T-Mobile represents, warrants, covenants and agrees that at no time during the Term will T-Mobile, its wholly owned subsidiaries, subcontractors or vendors directly or indirectly (though the Facilities or any required T-Mobile network software) engage in any collection, use, distribution or storage by T-Mobile or its wholly-owned subsidiaries or subcontractors of any End User Personal Data that is not (i) authorized by DISH and required for performance under this Agreement or (ii) required by Law (which in such case, T-Mobile shall provide DISH as much advance reasonable notice as permitted by such Law, if any).

8.4	Receipt, Processing and Storage of DISH Personal Data. At all times during the Term (or at any time that T-Mobile is in receipt of any End User Personal Data as a result of its current or prior performance of the Service) T-Mobile will process, store, and transmit, as applicable, any End User Personal Data in its possession or control in accordance with T-Mobile’s information security policies as they may be updated from time to time. T-Mobile’s information security policies will be designed to secure, protect, transmit, and dispose of such End User Personal Data in accordance with industry best practices, and to comply with all applicable laws. Additionally, T-Mobile acknowledges and agrees that the FCC has issued rules and orders relating to the access, use and safeguarding of CPNI (the “CPNI Rules”) and in the event any End User Personal Data received by T-Mobile constitutes CPNI then T-Mobile will fully comply with the CPNI Rules in addition to the other requirements set forth in this Section 8.4.
8.5	Security Breach. In the event of any security breach then the Party who discovers the security breach will immediately notify the other Party of such security breach. T-Mobile covenants to: (i) conduct a review to determine the cause of the security breach and (ii) provide DISH with a written report describing in reasonable detail the cause of the security breach. To the extent the security breach is a result of a failure of the Facilities or T-Mobile network software, T-Mobile will: (a) take all reasonable actions designed to prevent future security breaches arising from the same or similar failures, and describe such actions to DISH in writing; and (b) cooperate with DISH in carrying any associated damage mitigation efforts. For the avoidance of doubt, T-Mobile’s compliance with the terms and conditions of this Section 8.5 will not relieve T-Mobile of any of its obligations under any provision of this Agreement.
8.6	Independent Auditing and Verification. Notwithstanding anything to the contrary in this Agreement, DISH reserves the right to establish an independent auditing or verification system or to implement a cyber risk management plan, whether alone or in collaboration with any Person or Persons (expressly including any governmental authority), pursuant to which any such Person or Persons designated by DISH, together with or independently from DISH, may audit or verify at DISH’s expense in a manner that does not interfere with T-Mobile’s operations or the T-Mobile network, and no more frequently than once in any calendar year, that any processes or policies that T-Mobile implements or effects in furtherance of this Section 8 comply in all material respects with this Agreement and applicable Law. In the event that DISH establishes such a system or plan, T-Mobile will cooperate fully and in good faith with DISH and any other such Person in the implementation of such system or plan. T-Mobile’s cooperation under this Section 8.6 will be conditioned upon T-Mobile’s determination that such system or plan does not give rise to an unreasonable risk of breach of security or confidentiality, and that T-Mobile’s cooperation is either commercially reasonable or T-Mobile’s expenses related to its cooperation are paid by DISH. In addition, if T-Mobile receives a cyber risk management report from an independent auditing entity, which report identifies a material risk that affects T-Mobile’s provision of the Service to DISH under this Agreement, T-Mobile will notify DISH of the material risk that has been identified as a cyber risk.
9.	CONFIDENTIALITY.
9.1	Confidential Information.
(a)	“Confidential Information” means all information of or relating to either Party (whether of a business, technical or other nature) that the other Party knows or reasonably should know to be confidential or proprietary. Without limiting the generality of the foregoing, “Confidential Information" includes all information not generally known to the public that relates to the business, technology, finances, budgets, projections, proposals, practices of either Party, including, without limitation, End User Personal Data, the existence or terms of this Agreement, and all information relating to either Party’s business plans and proposals, marketing plans and proposals, technical plans and proposals, research and development, and pricing plans, and the relationship between the Parties, including its existence. Any and all media (whether written, film, tape, optical, magnetic, opto-magnetic or otherwise) embodying any of the information described above are also Confidential Information. All Confidential Information of a Party will be considered trade secrets of that Party and will be entitled to all protections given by Law to trade secrets.
(b)	Confidential Information does not include information that: (i) was in or entered the public domain through no fault of the receiving Party; (ii) the receiving Party can show, by written evidence, was rightfully in the receiving Party’s possession without any obligation of confidentiality prior to receipt thereof from the disclosing Party; (iii) is disclosed to receiving Party by a Person other than the disclosing Party who was legally entitled at the time of disclosure to make the disclosure without breach of any obligation of confidentiality; (iv) is required to be disclosed by applicable Laws (but only to the extent required to be disclosed); or (v) is independently developed by the receiving Party without reference to any Confidential Information of the disclosing Party. Nothing in this Agreement will be construed to restrict T-Mobile’s right to collect and analyze data regarding activity on the T-Mobile Network and, other than expressly set forth in this Agreement, T-Mobile will be under no obligation to share such data or the outcome of its independent analysis with DISH.
9.2	Non-Disclosure of Confidential Information. During the Term and at all times thereafter, both Parties and their respective employees and contractors may not directly or indirectly (a) use any Confidential Information for any purpose other than that for which it is used or disclosed under the terms of this Agreement; (b) disclose to any Person any Confidential Information of the other Party or in any other way publicly or privately disseminate the Confidential Information (except that the Parties may disclose Confidential Information in connection with any reports made to a Governmental Authority to the extent that such Confidential Information is required to be provided in such reports) or (c) assist, authorize or encourage anyone else to use, disclose, or disseminate any Confidential Information of the other Party. The Parties will: (i) hold all Confidential Information in confidence using the same degree of care that the Party uses to protect its own confidential and proprietary information (but in no event less than reasonable care); (ii) use the Confidential Information only for the purpose of performing obligations under this Agreement; (iii) reproduce any Confidential Information only to the extent necessary to perform its obligations; (iv) restrict disclosure of and access to the Confidential Information only to those employees and contractors who are directly concerned with, and who agree to maintain the confidentiality of, the Confidential Information; and (v) take all precautions necessary and appropriate to guard the confidentiality of the Confidential Information, including informing employees and contractors who handle the information that it is confidential and not to be disclosed to others. Upon termination of this Agreement, both Parties will promptly return or destroy, at the election of the disclosing Party, all Confidential Information of the disclosing Party in its (or its employees’ or contractors’) possession or control (including all originals and copies of all or any portion of any Confidential Information). Each Party is responsible for ensuring compliance with this Section 9.2 by all of its employees and Representatives. Any conduct violating the provisions of this Section 9.2 will constitute a material breach of this Agreement.

10.	WARRANTIES; DISCLAIMER.
10.1	Mutual Representations and Warranties. DISH represents and warrants to T-Mobile, and T-Mobile represents and warrants to DISH, that (i) it is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; (ii) it has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and activities contemplated hereby; (iii) it is duly qualified as a foreign entity and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on its ability to fulfill its obligations hereunder; (iv) this Agreement constitutes a valid and binding obligations on it, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or effecting creditors’ rights or by general equity principles); (v) from the date of the Purchase Agreement through the Closing Date of the Purchase Agreement, DISH has taken no action that would have constituted a Restricted Transfer pursuant to Section 12.7 or a Change of Control pursuant to Section 12.8 had those provisions been in effect during that period of time; and (vi) the execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of the “FCC MNSA Approval” (as defined in the Purchase Agreement).
10.2	WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY OR ITS AFFILIATES MAKE ANY EXPRESS WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, TO THE OTHER PARTY OR ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, NON-INFRINGEMENT, TITLE, AND QUIET ENJOYMENT. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, T-MOBILE PROVIDES THE SERVICE (INCLUDING ALL ROAMING AND OTHER SERVICES) AND THE FACILITIES “AS IS” AND “WHERE IS.” T-Mobile does not guarantee that all Equipment will work correctly (or at all) with the T-Mobile Network OR the Service, and except as specifiCally provided in this agreement T-MOBILE will have no liability or responsibility for interoperability between Equipment and the T-Mobile Network OR Service. DISH acknowledges that T-Mobile will have no liability except as expressly provided in this Agreement or in the event of gross negligence or willful misconduct for any failure, defects, malfunctions or errors in the Facilities or for the provision of Service to DISH or its End Users.
11.	INDEMNITIES.
11.1	General Indemnification. Each Party hereto will defend, indemnify and hold harmless (in such capacity, the “Indemnifying Party”) the other Party, its Affiliates and it and their respective former, current and future officers, directors, employees, agents, contractors, successors and assigns (collectively, “Indemnified Parties”), from and against all third party (including Customers, Distribution Partners, End Users and Roaming Carriers) claims, costs, liabilities, damages and expenses of every kind, including court costs, and reasonable and documented attorneys’ and expert witness fees incurred as a result of all third party claims, demands, actions, suits, arbitrations, assessments, adjustments or other Proceedings (collectively, “Claims”) (i) arising from a material breach of this Agreement by the Indemnifying Party; (ii) alleging that any Equipment (excluding any Facilities) developed, used or sold by the Indemnifying Party (or its Distribution Partners, in the case of DISH) in conjunction with the Service infringes the Intellectual Property Rights of another Person; or (iii) arising out of advertisements, promotional, or other marketing materials developed or used by the Indemnifying Party (or its Distribution Partners, in the case of DISH) (with respect to each of clauses (i) through (iii) above, except if and to the extent such Claims arise out of or with respect to any willful misconduct, gross negligence or breach of this Agreement by any Indemnified Party of the Party seeking indemnification under this Section 11.1).
11.2	Each Indemnified Party will promptly notify the Indemnifying Party of any Claim to which these indemnification obligations may apply. Failure to provide prompt notice will not relieve the Indemnifying Party of its obligation to indemnify, except and solely to the extent that the Indemnifying Party is actually prejudiced by such Indemnified Party’s failure to provide prompt notice. Subject to the following sentence, upon receiving notice of a Claim, the Indemnifying Party will assume the defense of the Claim, employ counsel reasonably acceptable to the Indemnified Party, and contest, pay, or settle the Claim as it may determine, except that the Indemnifying Party will not enter into any settlement that adversely affects the Indemnified Parties’ rights or interests without the prior written consent of such Indemnified Parties, which consent will not be unreasonably withheld. Notwithstanding the preceding sentence, an Indemnified Party is entitled to defend a Claim through counsel of its own choosing without the participation of the Indemnifying Party and at the Indemnifying Party’s expense, if: (i) the Indemnifying Party fails or refuses to defend the Claim on or before the 15th business day after such Indemnified Party has given written notice pursuant to this section or (ii) representation of DISH and T-Mobile by the same counsel has the potential to constitute a conflict of interest. Each Indemnified Party will provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any Claim. At its own expense, each Indemnified Party will be entitled to participate in the defense of any Claim.
11.3	LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES ARISING FROM (I) A BREACH OF SECTION 4.5 (TARGETING AND USE OF END USER PERSONAL DATA), SECTION 2.1(E) OF ANNEX 1 (NONDISCRIMINATION), SECTION 2.5 OF ANNEX 2 (NONDISCRIMINATION), WHICH WILL BE SUBJECT TO SECTION 11.4; OR (II) A BREACH OF SECTION 8 (CONFIDENTIALITY), GROSS NEGLIGENCE OR INTENTIONALLY WRONGFUL ACTS OR OMISSIONS, OR A PARTY’S INDEMNIFICATION OBLIGATIONS IN THIS AGREEMENT (BUT, AS IT RELATES TO THE INDEMNIFICATION OBLIGATIONS IN THIS AGREEMENT, ONLY WITH RESPECT TO DAMAGES AWARDED IN RESPECT OF CLAIMS OF OR AMOUNTS OTHERWISE PAID TO THIRD PARTIES), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE OR PROFITS, IN CONNECTION WITH THIS AGREEMENT OR ITS BREACH, OR ARISING FROM THE RELATIONSHIP OF THE PARTIES OR THE CONDUCT OF BUSINESS BETWEEN THEM, EVEN IF A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.4	T-MOBILE MAY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN AN AGGREGATE AMOUNT NOT TO EXCEED [***] ARISING FROM T-MOBILE’S [***], ONLY IN THE EVENT THAT T-MOBILE’S BREACH OF ANY OF THE FOREGOING CONTINUES AFTER [***] FOLLOWING T-MOBILE’S RECEIPT OF DISH’S WRITTEN NOTICE TO T-MOBILE SPECIFYING SUCH BREACH. NOTHING HEREIN SHALL RESTRICT DISH’S ABILITY TO SEEK INJUNCTIVE RELIEF IN ACCORDANCE WITH SECTION 12.15.

12.	GENERAL PROVISIONS.
12.1	Notices. All notices and other communications under this Agreement will be given in writing (email sufficient) and be deemed to have been duly given and effective:
(a)	upon receipt if delivered in person, via United States mail or via national overnight express delivery service; or
(b)	upon sending if delivered via fax copy (but only if the sending Party receives written confirmation of the successful transmission thereof) or via email (but only if the sending Party, on or before the date that is one (1) business day following the date on which it sends such notice by email, also sends a copy of such notice by one of the other, non-email methods permitted under this Section).

Either Party may change the following contact information upon written notice to the other Party.

Notices are to be delivered or transmitted to:

If to DISH:

Attention:  Chief Operating Officer

DISH Purchasing Corporation

9601 South Meridian Blvd.

Englewood, Colorado 80112

Email: [***]

Fax: [***]

With a copy to:

Legal Department – General Counsel

DISH Network Corporation

9601 South Meridian Blvd.

Englewood, Colorado 80112

Email: [***]

And a copy to:

Legal Department – Head of Prepaid Wireless

DISH Network Corporation

9601 South Meridian Blvd.

Englewood, Colorado 80112

If to T-Mobile:

Vice President – Wholesale

T-Mobile USA, Inc.

12920 S.E. 38th Street Bellevue, Washington  98006

Email: [***]

Fax: [***]

With a copy to:

Legal Department – General Counsel

T-Mobile USA, Inc.

12920 S.E. 38th Street

Bellevue, Washington  98006

Email: [***]

Fax: [***]

12.2	Insurance. Each Party will maintain, at its cost, a program of insurance against liability and other risks associated with its activities and obligations under this Agreement, in such amounts, subject to such deductibles and on such terms as are appropriate in such Party’s sole discretion for the activities to be conducted by it under this Agreement. All insurance required by this Section 12.2 will be maintained for at least three (3) years after the Term.
12.3	Force Majeure. Either Party’s performance, except for payment obligations, under this Agreement will be excused if the non-performance is due to factors outside the Party’s control, such as riots; Governmental Orders; epidemics; acts of civil or military authority; war; terrorism; adoption of Laws after the Effective Date that prevents a Party’s performance under this Agreement; acts of God; civil commotion; or acts of nature for the period of time that the force majeure condition exists; provided, however, that if a Party’s non-performance due to a force majeure condition continues for more than 60 consecutive days, the Party whose performance is not impaired by the force majeure condition may terminate this Agreement upon written notice to the Party whose performance is being excused.
12.4	Entire Agreement; Conflicts. Each Party represents and warrants to the other Party that the execution and performance of this Agreement does not and will not violate any other contract or obligation to which such Party is a party, including terms relating to covenants not to discriminate and confidentiality covenants. Neither Party will disclose to the other Party hereto, or use or induce such other Party to use, any proprietary information or trade secrets of any other person, association or entity. This Agreement and its Schedules and Annexes will be interpreted and enforced in connection with and in consideration of the Purchase Agreement, the Ancillary Agreements (as defined in the Purchase Agreement) and the letter dated May 20, 2019 to the Federal Communications Commission regarding applications of T-Mobile and Sprint for Consent to Transfer Control of Licenses and Authorizations; WT Docket No. 18-197. Notwithstanding the foregoing, this Agreement and its Schedules and Annexes constitute the entire agreement and understanding between T-Mobile and DISH with respect to the subject matter herein and supersede all offers, negotiations and other agreements concerning the Service. Neither Party is not relying on any oral or written representations or warranties from the other Party, including, but not limited to, any representation or warranty as to the nature of competition or the results or effect of any advertising. No course of dealing, course of performance, or usage of trade may be invoked by DISH to modify or supplement in any way the terms and conditions of this Agreement. In the event of a conflict between the terms of this Agreement, any schedule or exhibit hereto, the Purchase Agreement, or the Transition Services Agreement not resolved on the face of the relevant documents, the following order of precedence will apply, but solely with respect to the provision of Service under this Agreement: (i) the applicable schedule or exhibit, (ii) the body of this Agreement, (iii) the Transition Services Agreement, and (iv) the Purchase Agreement.
12.5	Relationship, Authority and Representations. Nothing in this Agreement creates or will be construed or implied to create a relationship of partners, agency, joint venture, or employer and employee. DISH is not authorized to act as an agent for or legal representative of T-Mobile, and does not have authority to assume or create any obligation on behalf of, in the name of, or that will be binding upon T-Mobile. All sales by DISH will be in its own name and for its own account. No provision of this Agreement will be construed as vesting in DISH any control whatsoever in any Facilities or operations of T-Mobile or its Affiliates or any other wireless carrier. DISH will not represent itself as a federal or state certified licensee for operation of Service in the Territory unless otherwise so authorized by the appropriate authority, agency or entity.
12.6	Remedies Cumulative. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.
12.7	Assignment. Without DISH’s prior written approval, in DISH’s sole discretion, T-Mobile may not assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, including without limitation in connection with a sale, spin-off or other disposition of any line of business, entity or assets (each, a “Transfer”, which term shall, for the avoidance of doubt, exclude any transfer, extension of benefits or delegation of duties in connection with the use of contractors, consultants, distributors and similar arrangements); provided that T-Mobile may Transfer its rights and obligations under this Agreement in whole but not in part, by operation of law or otherwise, to any Affiliate of T-Mobile or in connection with a Change of Control of T-Mobile, without DISH’s prior approval, in T-Mobile’s sole discretion. At least 30 days prior to any Transfer by T-Mobile, T-Mobile shall provide written notice to DISH of such Transfer and the identity of the applicable transferee and shall indicate whether such transferee is an Affiliate of T-Mobile or such Transfer is in connection with a Change of Control of T-Mobile. Without T-Mobile’s prior written approval, in T-Mobile’s sole discretion, DISH may not Transfer its rights or obligations under this Agreement, in whole or in part, to any Person, except (A) to the applicable transferee in connection with any Transaction also involving the Transfer of all or substantially all of the Wireless Communications Business (it being understood that the foregoing shall not limit the application of Section 12.8 to such Transfer); or (B) to any Person in respect of which a Permitted Owner (and not a Restricted Owner) beneficially owns more than 50% of the Voting Power in connection with an internal reorganization (e.g., delegation to a subsidiary of DISH’s Parent Entity) of DISH’s Parent Entity and its subsidiaries (a “Permitted Transfer”). At least 30 days prior to any Transfer by DISH, DISH shall provide written notice to T-Mobile of such Transfer and the identity of the applicable transferee and shall indicate whether such Transfer is a Permitted Transfer. Notwithstanding anything to the contrary in this Agreement, in the event of any direct or indirect Transfer by DISH that is not a Permitted Transfer (a “Restricted Transfer”), T-Mobile may elect, within 30 days following receipt of notice from DISH of such Restricted Transfer, that (i) the Term will automatically expire on the earliest of: (a) two (2) years from the date of such purported Restricted Transfer, (b) the date the Term would otherwise expire or terminate under Section 6, and (c) such earlier date on which this Agreement is terminated in accordance with its terms and (ii) DISH will not be authorized to access the Service Transaction Gateway to add any new End Users or SIM Cards to the T-Mobile Network (but shall have continued access the Service Transaction Gateway to support then existing End Users and SIM Cards) and T-Mobile may block Roaming Services to any new End Users or SIM Cards on the T-Mobile Network on or after the date of such election, provided, however, that in the event that DISH does not deliver such notice in accordance with this sentence, T-Mobile shall be entitled to make such election on or at any time after the date of such Restricted Transfer, and the period set forth in clause (a) above shall be reduced by a number of days equal to the number of days between the date of consummation of such Restricted Transfer and the date on which DISH actually provides notice of such Restricted Transfer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and for purposes of this Agreement, any Person who is a successor or permitted assign of DISH in a Permitted Transfer shall be deemed to be “DISH” hereunder. For the avoidance of doubt, this Section 12.7 shall not operate to prevent DISH or its Affiliates from engaging in a transaction that constitutes a Change of Control of DISH, subject to the terms set forth in Section 12.8.

12.8	Change of Control.
(a)	In the event of a Change of Control of DISH, the Term will automatically expire on the earliest of: (a) two (2) years from the Change of Control Date for such Change of Control, (b) the date the Term would otherwise expire or terminate under Section 6, and (c) any earlier date on which this Agreement is terminated in accordance with its terms. Further, following the date that is six (6) months from the Change of Control Date, DISH will not be authorized to access the Service Transaction Gateway to add any new End Users or SIM Cards to the T-Mobile Network (but shall have continued access to the Service Transaction Gateway to support then existing End Users and SIM Cards). In the event of a Change of Control, T-Mobile will continue to provide Roaming Services on the T-Mobile Network [***]. Such Roaming Services will be provided for the duration of the Term of this Agreement had it not expired or terminated. Any dispute regarding the Roaming Services agreement in the event of a Change of Control will be resolved by the Antitrust Division of the United States Department of Justice in its sole discretion, provided such discretion will be exercised in a reasonable manner.
(b)	At least 30 days prior to any Change of Control of DISH, DISH shall provide written notice to T-Mobile describing in all material respects such pending Change of Control, including the identity of the applicable parties thereto; provided that if the Principal, such Permitted Owner, DISH or any Parent Entity of DISH becomes aware of such Change of Control (x) less than 30 days prior to the date of such Change of Control or (y) after the date of such Change of Control, DISH’s only obligation under this sentence shall be to provide written notice of such Change of Control to T-Mobile within five (5) business days of such Change of Control.
(c)	As used herein, a “Change of Control” of a Party means any of the following, each of which will be deemed to occur upon closing or occurrence of the relevant transaction (the “Change of Control Date”):
(i)	any Transaction as a result of which (A) on or prior to the Transition Date, a Permitted Owner does not beneficially own more than 50% of the Voting Power of such Party or any Parent Entity of such Party or (B) any single Restricted Owner or group of Restricted Owners acting in concert beneficially owns more than 50% of the Voting Power or aggregate economic value of all the outstanding Capital Stock (on a fully diluted basis) of such Party or any Parent Entity of such Party; or
(ii)	any Transaction as a result of which both: (A) DISH and its Affiliates that owned all or substantially all of the assets of the Wireless Communications Business, taken as a whole immediately prior to such Transaction, cease to own directly or indirectly a majority of all such assets of the Wireless Communications Business, taken as a whole, and (B) the Person, directly or indirectly, owning the Transferred Wireless Communications Business assets immediately following such Transaction is a Restricted Owner.
12.9	No Waiver. No failure by a Party to take action on account of any default or breach of this Agreement by the other Party will constitute a waiver of that default or breach, or of the performance required of the other Party under this Agreement.
12.10	Attorney’s Fees and Costs. The prevailing Party in any dispute under this Agreement will be entitled to recover its costs, including reasonable attorneys’ fees.

12.11	Construction. This Agreement will be interpreted according to the plain meaning of its terms without any presumption that it should be construed in favor of or against either Party. The recitals to this Agreement are hereby incorporated by reference into this Agreement in their entirety. Any list of examples following followed by "including" or "e.g." is illustrative and not exhaustive, unless qualified by terms like "only" or "solely." All references (e.g., to sections, parties, terms, schedules, and exhibits) are to the sections of, parties to, terms of, and schedules and exhibits to this Agreement, unless stated otherwise. All captions are intended solely for the parties' convenience, and none will affect the meaning of any provision. All references to "written," "in writing," or other words of similar import refer to a non-electronic, paper document only, except where electronic mail communication is expressly authorized. The words "herein," "hereof," and words of similar meaning refer to this Agreement as a whole, including its schedules and exhibits. All references to "days" refer to calendar days, unless otherwise expressly set forth in this Agreement.
12.12	Third Parties. Nothing herein expressed or implied is intended or will be construed to confer upon or give to any person or corporation, other than the Parties and their permitted successors or assigns, any legal or equitable rights, remedies or claims under or by reason of this Agreement or any provision of this Agreement.
12.13	Consultation With Counsel. DISH and T-Mobile acknowledge that both Parties have had the opportunity to review this Agreement, have negotiated its terms, and have had the opportunity to obtain independent legal counsel for advice regarding all terms. Neither Party has relied upon any representation made by the other Party regarding the meaning or effect of any of the provisions of this Agreement. DISH acknowledges that the provisions in this Agreement are reasonably necessary to maintain T-Mobile’s high standards for service and goodwill.
12.14	Signing Authority. Each person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.
12.15	Injunctive Relief. The Parties agree and acknowledge that irreparable harm could occur in the event of any breach by a Party of Section 9, Section 2.1(e) of Annex 1 or Section 2.5 of Annex 2. Accordingly, the Parties will be entitled to the remedies of specific performance, injunctive relief or other equitable remedies, in addition to any other remedy to which such Party may be entitled pursuant to this Agreement, at law or in equity. Neither Party will raise as a defense or objection to injunctive relief for a breach of Section 9, Section 2.1(e) of Annex 1 or Section 2.5 of Annex 2 that such a breach is or would be compensable by an award of money damages.
12.16	Media Releases. Except as otherwise provided by applicable Law (including releases or disclosures only to the extent necessary or in good faith determined to be reasonably necessary under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) each Party agrees: (i) to submit to the other Party all press releases or similar communications wherein the other Party’s names or Marks are mentioned or language from which the connection of said names or Marks therewith may be inferred or implied; and (ii) not to publish such press releases or similar communications without the other Party’s prior written approval.
12.17Dispute Escalation. If there is a dispute between the Parties relating to the Service or any other aspect of this Agreement, the Parties will each designate one or more representatives to meet and use good faith efforts to attempt to resolve the dispute prior to filing a legal action.  If the representatives are unable to resolve the dispute within thirty (30) calendar days after the date of written notice of the dispute from one Party to the other, then the Parties will escalate the dispute to the vice president level on each side. If the vice presidents are unable to resolve the dispute within thirty (30) calendar days after the date of escalation, then the Parties will submit the matter to each Party’s responsible senior executive for resolution, and if such executives are not able to resolve the matter within thirty (30) calendar days, either Party may file a legal action in accordance with 12.18.  Notwithstanding the foregoing, nothing in this Agreement will prevent either Party from, or require either Party to delay, the filing of any Claim for injunctive relief.
12.18Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed and to be performed entirely within that state. Any lawsuit, arbitration, Claim, action, administrative or regulatory challenge or proceeding (a “Proceeding”) based upon, arising out of or related to this Agreement will be brought exclusively in the courts located in the State of New York, and, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceedings, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all Claims in respect of the Proceedings will be heard and determined only in any such court, and agrees not to bring any Proceedings arising out of or relating to this Agreement in any other court.  Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or Proceeding brought pursuant to this Section 12.18.
12.19Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., .pdf), with the same legal force and effect as delivery of an originally signed agreement.
13.Parent Guaranty.  Parent hereby unconditionally and irrevocably guarantees, as a principal and not as a surety, to T-Mobile the prompt and full performance and payment of any and all performance and payment obligations of DISH under this Agreement (the “Obligations”). T-Mobile may seek remedies directly from Parent with respect to the Obligations without first exhausting its remedies against DISH. The liability of Parent hereunder is, in all cases, subject to all defences, setoffs and counterclaims available to DISH with respect to performance or payment of the Obligations. Parent waives presentment, demand and any other notice with respect to any of the Obligations and any defences that Parent may have with respect to any of the Obligations other than as set forth in the immediately preceding sentence.

[Signature Page Follows]

Each of the Parties has caused this Agreement to be duly executed as of the day and year set forth below and intends it to be effective as of the Effective Date.

DISH:DISH PURCHASING CORPORATION

/s/ John Swieringa

By:  John Swieringa

Its:  Chief Operating Officer, EVP and Group President, Retail Wireless

Signature Date: July 1, 2020

T–MOBILE:T–MOBILE USA, INC.

/s/ G. Michael Sievert

By:  G. Michael Sievert

Its:  Chief Executive Officer & President

Signature Date: July 1, 2020

For purposes of Section 13 only

PARENT:DISH NETWORK CORPORATION

/s/ John Swieringa

By:  John Swieringa

Its:  Chief Operating Officer, EVP and Group President, Retail Wireless

Signature Date: July 1, 2020